QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

        Medtronic Expresses Disappointment With Arbitrators' Decision In Dispute With Guidant On Rapid-Exchange Patents

        Ruling Has No New Effect on U.S. Sales of Products for Coronary Angioplasty

        MINNEAPOLIS, April 25, 2002—Officials of Medtronic, Inc. (NYSE: MDT), today expressed their disappointment with the ruling of an arbitration panel, which found that the company's rapid-exchange delivery systems, used in products for coronary angioplasty in the United States, are not within the license to Yock patents that Arterial Vascular Engineering, Inc. (AVE) had acquired from C.R. Bard, Inc. Medtronic acquired AVE in 1999. As part of their ruling, the arbitration panel also awarded Guidant $158 million in damages.

        However, Medtronic noted that the decision has no new impact on its presence in the United States market for rapid-exchange delivery systems. Medtronic's rapid-exchange delivery systems were removed from the U.S. market last September after Medtronic was enjoined from selling these products in a separate action involving Boston Scientific. Neither decision involves Medtronic stent designs or Medtronic sales of rapid-exchange delivery systems outside of the United States. Despite today's ruling, Medtronic continues to reaffirm its previously announced pre-charge financial guidance for both Medtronic and its Vascular business for the fourth quarter, as well as fiscal year 2002.

        At issue in the Guidant litigation are the so-called Yock patents held by Guidant. Medtronic believed that it had rights to these patents through a licensing agreement negotiated by an earlier holder, C. R. Bard. AVE had acquired the license in 1998 when it acquired the coronary catheter assets of Bard.

        Medtronic remains committed to all vascular markets, with a broad line of coronary stents, over-the-wire catheter delivery systems, and the development of new delivery systems that will meet the evolving needs of physicians worldwide.

QuickLinks

EXHIBIT 99.1